Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157524 and 333-163761 on Forms S-8 of ESSA Bancorp, Inc. of our report dated December 16, 2013, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of ESSA Bancorp, Inc. for the year ended September 30, 2013.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

December 16, 2013